EXHIBIT 21

Subsidiaries of World Acceptance Corporation

Corporate Name	State of Incorporation
World Acceptance Corporation	South Carolina
World Acceptance Corporation of Alabama	Alabama
World Finance Corporation of Colorado	Colorado
World Finance Corporation of Georgia	Georgia
World Finance Corporation of Illinois	Illinois
World Finance Corporation of Kentucky	Kentucky
World Finance Corporation of Louisiana	Louisiana
World Acceptance Corporation of Missouri (includes Paradata Financial Systems)	Missouri
World Finance Corporation of New Mexico	New Mexico
World Acceptance Corporation of Oklahoma, Inc.	Oklahoma
World Finance Corporation of South Carolina	South Carolina
WFC of South Carolina, Inc.	South Carolina
WFC Services, Inc. (SC)	South Carolina
World Finance Corporation of Tennessee	Tennessee
WFC Services, Inc. (TN)	Tennessee
WFC Limited Partnership	Texas, but not Inc.
World Finance Corporation of Texas	Texas
World Finance Corporation of Wisconsin	Wisconsin
WAC Insurance Company, Ltd.	Turks & Caicos Islands
Servicios World Acceptance Corporation de México, S. de R.L. de C. V.	Mexico
WAC de México SA de CV, SOFOM, ENR	Mexico